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                                                                 EXHIBIT 99.11


                                  ADDENDUM
                                     TO
                          STOCK ISSUANCE AGREEMENT

        The following provisions are hereby incorporated into, and are hereby made a part of, that certain Stock Issuance Agreement dated 2-- (the "Issuance Agreement") by and between Coldwater Creek, Inc. (the
"Corporation") and 1-- ("Participant") evidencing the stock issuance on such date to Participant under the terms of the Corporation's 1996 Stock Option/Stock Issuance Plan, and such provisions shall be effective immediately. All capitalized terms in this Addendum, to the extent not otherwise defined herein, shall have the meanings assigned to such terms in the Issuance Agreement.

                      INVOLUNTARY TERMINATION FOLLOWING
                          CORPORATE TRANSACTION

        1. To the extent the Repurchase Right is assigned to the successor corporation (or parent thereof) in connection with a Corporate Transaction, no accelerated vesting of the Purchased Shares shall occur upon such Corporate Transaction, and the Repurchase Right shall continue to remain in full force and effect in accordance with the provisions of the Issuance Agreement. The Participant shall, over Participant's continued period of Service after the Corporate Transaction, continue to vest in the Purchased Shares in accordance with the provisions of the Issuance Agreement. However, immediately upon an Involuntary Termination of Participant's Service within twelve (12) months following the Corporate Transaction, the Repurchase Right shall terminate automatically and all the Purchased Shares shall vest in full.

         2. For purposes of this Addendum, the following definitions shall be in effect:

             An INVOLUNTARY TERMINATION shall mean the termination of Participant's Service by reason of:

                (i) Participant's involuntary dismissal or discharge by the Corporation for reasons other than Misconduct, or

                (ii) Participant's voluntary resignation following (A) a change in participant's position with the Corporation (or Parent or Subsidiary employing Participant) which materially reduces Participant's level of responsibility, (B) a reduction in Participant's level of compensation (including base salary, fringe benefits and participation in any corporate-


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        performance based bonus or incentive programs) by more than fifteen percent (15%) or (C) a relocation of Participant's place of employment by more than fifty (50) miles, provided and only if such change, reduction or relocation is effected by the Corporation without Participant's consent.

             MISCONDUCT shall mean the commission of any act of fraud, embezzlement or dishonesty by the Participant, any unauthorized use or disclosure by the Participant of confidential information or trade secrets of the Corporation (or any Parent or Subsidiary), or any other intentional misconduct by the Participant adversely affecting the business or affairs of the Corporation (or any Parent or Subsidiary) in a material manner. The foregoing definition shall not be deemed to be inclusive of all the acts or omissions which the Corporation (or any Parent or Subsidiary) may consider as grounds for the dismissal or discharge of the Participant or other person in the Service of the Corporation (or any Parent or Subsidiary).

             IN WITNESS WHEREOF, Coldwater Creek, Inc. has caused this Addendum to be executed by its duly-authorized officer, and Participant has executed this Addendum, all as of the Effective Date specified below.

                                        COLDWATER CREEK, INC.

                                        By: _________________________________

                                        Title: ______________________________


                                        _____________________________________
                                        1--,PARTICIPANT

EFFECTIVE DATE: _____________, 199_


                                        2.